Exhibit 99.1
                                  ------------



COMMODORE

                                  NEWS RELEASE

For release:  Immediate
Contact: James M. DeAngelis -   (212) 308-5800


                      Commodore Applied Technologies, Inc.

o        Reports First Quarter 2004 Results


NEW YORK,  NY - May 18,  2004 - Commodore  Applied  Technologies,  Inc.  (OTCBB:

CXII), today announced  financial results for the three-month period ended March

31, 2004 (see table below).



              Commodore Applied Technologies, Inc. and Subsidiaries
                Condensed, Consolidated Statements of Operations
                          Three Months Ended March 31,
            (Unaudited - dollars in thousands, except per share data)


                                                        2004              2003
                                                        ----              ----
Revenues                                                $182              $164

Net Loss                                               ($678)            ($430)

Net Loss Per Share - Basic and Diluted                ($0.01)           ($0.01)

Weighted Average Number of Shares
Outstanding                                           118,587            69,314




                                     -more-




150 East 58th Street, Suit 3238  New York, New York 10155  212.308.5800
Fax: 212.753.0731  www.commodore.com

                                               CXI Reports First Quarter Results
                                                                    May 18, 2004
                                                                          Page 2


Commodore Applied  Technologies,  Inc. is a diverse technical  solutions company focused on high-end  environmental  markets.  The Commodore  family of companies includes  subsidiaries  Commodore  Solution  Technologies and Commodore Advanced

Sciences.  The Commodore  companies provide technical  engineering  services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at

www.commodore.com.


This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.


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150 East 58th Street, Suit 3238  New York, New York 10155  212.308.5800
Fax: 212.753.0731  www.commodore.com